Exhibit 99.1

PerkinElmer to Hold Earnings Call on Tuesday, November 8, 2022; Updates Third Quarter Outlook

WALTHAM, Mass.--(BUSINESS WIRE)--October 17, 2022--PerkinElmer, Inc. (NYSE: PKI), a global leader committed to innovating for a healthier world, today announced it will release its full third quarter 2022 financial results on November 8, 2022. Management will host a webcast the same day at 8:00 a.m. ET to discuss these results. To access the call, a live audio webcast will be available via this registration form or on the Investors section of the Company's website.

The Company also announced that it anticipates organic revenue growth, non-COVID organic revenue growth, and adjusted earnings per share for the third quarter ended October 2, 2022 to exceed its prior guidance, while total revenue is expected to be near the high end of the range of prior guidance due to larger than expected headwinds from foreign exchange.

Factors Affecting Future Performance

This press release contains "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements relating to estimates and projections of future adjusted earnings per share and revenue growth and other financial results. Words such as "believes," "intends," "anticipates," "plans," "expects," “estimates”, "projects," "forecasts," "will" and similar expressions, and references to guidance, are intended to identify forward-looking statements. Such statements are based on management's current assumptions and expectations and no assurances can be given that our assumptions or expectations will prove to be correct. A number of important risk factors could cause actual results to differ materially from the results described, implied or projected in any forward-looking statements. These factors include, without limitation: the completion of quarterly closing procedures for the third quarter ended October 2, 2022 and other factors that we describe under the caption "Risk Factors" in our most recent quarterly report on Form 10-Q and in our other filings with the Securities and Exchange Commission. We disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

About PerkinElmer

PerkinElmer is a leading, global provider of end-to-end solutions that help scientists, researchers and clinicians better diagnose disease, discover new and more personalized drugs, monitor the safety and quality of our food, and drive environmental and applied analysis excellence. With an 85-year legacy of advancing science and a mission of innovating for a healthier world, our dedicated team of more than 16,000 collaborates closely with commercial, government, academic and healthcare customers to deliver reagents, assays, instruments, automation, informatics and strategic services that accelerate workflows, deliver actionable insights and support improved decision making. We are also deeply committed to good corporate citizenship through our dynamic ESG and sustainability programs. The Company reported revenues of approximately $5 billion in 2021, serves customers in 190 countries, and is a component of the S&P 500 index. Additional information is available at www.perkinelmer.com. Follow PerkinElmer on LinkedIn, Twitter, Facebook, Instagram, and YouTube.

Contacts

Investor Relations:
Steve Willoughby
(781) 663-5677
steve.willoughby@perkinelmer.com

Media Relations:
Chet Murray
(781) 663-5728
chet.murray@perkinelmer.com